Exhibit 4.3

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT (AS DEFINED HEREIN). IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

SECOND LIEN COLLATERAL AGREEMENT (CANADA)

made by

APPVION CANADA, LTD.,

in favour of

U.S. Bank National Association,

as Collateral Agent

Dated as of November 19, 2013

Section 1.	DEFINED TERMS	4

1.1	Definitions	4

1.2	Other Definitional Provisions	8

Section 2.	[RESERVED]	8

Section 3.	GRANT OF SECURITY INTEREST	8

3.1	Grant of Security Interest in Collateral	8

3.2	Exception to Last Day	10

3.3	Attachment	10

Section 4.	REPRESENTATIONS AND WARRANTIES	10

4.2	Title; No Other Liens	10

4.3	Perfected Second Priority Liens	10

4.4	Jurisdiction of Organization; Chief Executive Office	11

4.5	Inventory and Equipment	11

4.6	[Reserved.]	11

4.7	Investment Property	11

4.8	Receivables	12

4.9	Intellectual Property	12

Section 5.	COVENANTS	12

5.2	Delivery of Instruments, Certificated Securities and Chattel Paper	12

5.3	Maintenance of Insurance	12

5.4	Maintenance of Perfected Security Interest; Further Documentation	13

5.5	Changes in Locations, Name, etc	13

5.6	Notices	14

5.7	Investment Property	14

5.8	Receivables	15

5.9	Intellectual Property	15

5.10	[Reserved]	16

5.11	Cash Management Systems	17

5.12	Overriding Provisions with respect to Collateral	17

Section 6.	REMEDIAL PROVISIONS	17

6.1	Certain Matters Relating to Receivables	17

6.2	Communications with Obligors; Grantors Remain Liable	18

6.3	Pledged Stock	18

6.4	Proceeds to be Turned Over to Collateral Agent	19

6.5	Application of Proceeds	20

6.6	Other Remedies	20

6.7	Private Sales	21

6.8	Deficiency	22

6.9	Intellectual Property License	22

Section 7.	THE COLLATERAL AGENT	22

7.1	Collateral Agent’s Appointment as Attorney-in-Fact, etc.	22

7.2	Duty of Collateral Agent	23

7.3	Filing of Financing Statements	24

7.4	Authority of Collateral Agent	24

7.5	Collateral Agent	24

Section 8.	MISCELLANEOUS	27

8.1	Amendments in Writing	27

8.2	Notices	28

8.3	No Waiver by Course of Conduct; Cumulative Remedies	28

8.4	Enforcement Expenses; Indemnification	28

8.5	Successors and Assigns	28

8.6	Set-Off	29

8.7	Counterparts	29

8.8	Severability	29

8.9	Section Headings	29

8.10	Integration	29

8.11	GOVERNING LAW	29

8.12	Submission To Jurisdiction; Waivers	29

8.13	Acknowledgements	30

8.14	Additional Grantors	30

8.15	Releases	30

8.16	WAIVER OF JURY TRIAL	31

8.17	Amalgamation	31

8.18	Judgment Currency	31

8.19	Interest Act (Canada)	32

ANNEX 1 – Form of Assumption Agreement

Schedule 1 – Notes

Schedule 2 – Pledged Collateral

Schedule 3 – Perfected Liens

Schedule 4 – Jurisdiction of Organization

Schedule 5 – Inventory and Equipment

Schedule 6 – Intellectual Property

Schedule 7 – Accounts

SECOND LIEN COLLATERAL AGREEMENT (CANADA), dated as of November 19, 2013 (as the same may be amended, restated, supplemented and/or otherwise modified from time to time, this “Agreement”), made by Appvion Canada, Ltd., a corporation formed under the laws of Canada (“Appvion Canada”; together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favour of U.S. Bank National Association, as collateral agent (in such capacity and together with its successors and assigns in such capacity, the “Collateral Agent”) for the Secured Parties (as defined below).

WITNESSETH:

WHEREAS, Paperweight Development Corp. (“Holdings”), Appvion, Inc. (the “Company”), the guarantors party thereto (together with Holdings, each a “Guarantor” and collectively, the “Guarantors”) and U.S. Bank National Association, as trustee (in such capacity and together with its successors and assigns in such capacity, the “Trustee”), have entered into an Indenture, dated as of the date hereof (as amended, restated, supplemented and/or otherwise modified from time to time, the “Indenture”), and pursuant thereto, the Company is issuing, and the Guarantors are guaranteeing, $250,000,000 in aggregate principal amount of 9.000% Second Lien Senior Secured Notes due 2020 (together with all notes issued in exchange or replacement therefor as provided in the Indenture, the “Notes”), the proceeds of which will be used in part to repay certain existing indebtedness of the Company;

WHEREAS, the Company, Holdings, Jefferies Finance LLC, as administrative agent and lenders thereunder (the “First Lien Lenders”) have entered into a credit agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of June 28, 2013, pursuant to which the First Lien Lenders have agreed to make extensions of credit to the Company;

WHEREAS, pursuant to the guarantee and collateral agreement, dated as of June 28, 2013, Appvion Canada and the other grantors thereunder have agreed to grant a first priority security interest in the Collateral (as defined below) in order to secure the First Lien Obligations;

WHEREAS, the First Lien Collateral Agent (as defined below), the Collateral Agent and the Grantors hereof are party to that certain intercreditor agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), dated the date hereof, pursuant to which the liens upon and the security interests in the Collateral granted by this Agreement are and shall be subordinated in the manner provided in the Intercreditor Agreement to the liens upon and the security interests in the Collateral granted to secure the First Lien Obligations;

WHEREAS, the Company is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the Company and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the issuance of the Notes; and

WHEREAS, the Collateral Agent has agreed to act as agent for the benefit of the Secured Parties in connection with the transactions contemplated by the Indenture and this Agreement;

WHEREAS, it is a condition precedent to the obligation of the initial purchasers of the Notes to purchase the Notes that the Grantors shall have granted a second priority security interest in the Collateral and have executed and delivered this Agreement to the Collateral Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions.

(a) Unless otherwise defined herein, terms defined in the Indenture and used herein, including in the recitals hereto, shall have the meanings given to them in the Indenture, and the following terms are used herein as defined in the PPSA: Accounts, Certificated Security, Chattel Paper, Documents of Title, Equipment, Financial Assets, Goods, Intangibles, Instruments, Inventory, Money, Personal Property, Proceeds and Securities Account.

(b) The following terms shall have the following meanings:

“Agreement”: this Second Lien Collateral Agreement (Canada), as the same may be amended, restated, supplemented and/or otherwise modified from time to time.

“Assumption Agreement”: an assumption agreement substantially in the form of Annex 1.

“Collateral”: as defined in Section 3.

“Collateral Account”: any collateral account to be established by the Collateral Agent after Discharge of First Lien Obligations as provided in Section 6.1 or 6.4.

“Contract”: means the total legal obligation which results from the parties’ agreement as affected by the PPSA and any other applicable rules of law.

“Copyrights”: (i) all copyrights arising under the Laws of Canada, any other country or any political subdivisions thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 6), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the Canadian Intellectual Property Office or any other similar authority throughout the world, (ii) all rights corresponding thereto throughout the world and (iii) the right to obtain all extensions and renewals thereof.

“Copyright Licenses”: any written or oral agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 6), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Credit Agreement”: as defined in the preamble hereto.

“Deposit Account”: a demand, savings, passbook, or similar account maintained with a bank or other deposit taking institution. The Deposit Accounts of the Grantors as of the Issue Date are listed on Schedule 7.

“Discharge of First Lien Obligations”: “Discharge of First-Lien Obligations” as defined in the Intercreditor Agreement.

“Excluded Property”: as defined in Section 3.

“First Lien Collateral Agent”: “First-Lien Collateral Agent” as defined in the Intercreditor Agreement.

“First Lien Creditors”: “First-Lien Creditors” as defined in the Intercreditor Agreement.

“First Lien Documents”: “First-Lien Documents” as defined in the Intercreditor Agreement.

“First Lien Obligations”: “First-Lien Obligations” as defined in the Intercreditor Agreement.

“First Lien Collateral Agent”: “First-Lien Collateral Agent” as defined in the Intercreditor Agreement.

“Governmental Authority”: the government of Canada or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property or similar proprietary rights, whether arising under the Laws of Canada, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, Trade Secrets and Trade Secret Licenses and all rights thereto throughout the world including, without limitation, all claims, causes of action, defenses arising out of or related to any of the foregoing and the right to sue at law or in equity for any past, present and future infringement, misappropriation, misuse, dilution or other impairment thereof, including the right to receive all proceeds and damages from all of the foregoing.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to Holdings or any of its Subsidiaries.

“Intercreditor Agreement” as defined in the preamble hereto.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in the PPSA and (ii) whether or not constituting “investment property” as so defined in the preceding clause (i), all Pledged Notes and all Pledged Stock.

“Issuers”: the collective reference to each issuer of any Investment Property.

“Laws”: collectively, all international, foreign, federal, provincial, territorial and local laws, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.

“Obligations”: the collective reference to the unpaid principal of and interest and premium on the Notes and all other monetary obligations and liabilities of the Grantors (including, without limitation, interest accruing at the then applicable rate provided in the Note Documents after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any of the Grantors, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or in connection with, the Note Documents or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, premium, fees, indemnities, costs, expenses or otherwise and all guaranties of the foregoing amounts.

“Patent License”: all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 6.

“Patents”: (i) all letters patent of Canada, any other country or any political subdivision thereof, all reissues and extensions thereof, including, without limitation, any of the foregoing referred to in Schedule 6, (ii) all applications for letters patent of Canada or any other country and all reissues, extensions, renewals, reexaminations, divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 6, (iii) all invention disclosures, utility models or similar industrial property rights and (iv) all rights corresponding thereto, including rights to obtain any reissues or extensions of the foregoing.

“Permitted Unperfected Account”: with respect to any Grantor, any Deposit Account or Securities Account of such Grantor (a) that contains a balance of deposits equal to or less than $50,000; provided that such Deposit Account or Securities Account shall not cease to be a Permitted Unperfected Account if it contains a balance greater than $50,000 for not longer than 2 consecutive Business Days and provided that the balance of deposits in all such Deposit Accounts and Securities Accounts of the Grantors and all other Guarantors (including U.S. Grantors) combined shall not exceed $200,000 in the aggregate at any time, (b) with respect to Deposit Accounts only, is used solely as (i) a payroll account, (ii) an employee benefit account, (iii) an operating expenses disbursement account that is zero-balanced on a daily basis, (iv) a sub concentration account that is zero-balanced on a daily basis, (v) a fiduciary, escrow or trust account or (vi) a tax account, including with respect to sales taxes; or (c) as to which the Collateral Agent otherwise agrees that no control agreement need be obtained. The Permitted Unperfected Accounts of the Grantors as of the Closing Date are so indicated on Schedule 7.

“Pledged Notes”: all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor in excess of $1,000,000 (or Intercompany Notes which, in the aggregate, are in excess of $1,000,000) and all other promissory notes issued to or held by any Grantor in excess of $1,000,000 (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Stock”: the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect.

“PPSA”: the Personal Property Security Act (Ontario); provided, that if the attachment, perfection or priority of the Collateral Agent’s security interests, for the benefit of the Secured Parties, in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property laws in such other jurisdiction in Canada for the purpose of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Requirement of Law”: as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Holders”: as defined in Section 7.5(m).

“Secured Parties”: the Holders, the Collateral Agent, the Trustee, any co-agent or sub-agent appointed under the Note Documents and any other Person holding any Obligations.

“Securities Account”: the Securities Accounts, as defined in the PPSA, of the Grantors as of the Issue Date are listed on Schedule 7.

“Securities Laws”: applicable federal, provincial, state, territorial or foreign securities laws and regulations.

“STA”: the Securities Transfer Act, 2006 (Ontario).

“Supporting Obligation”: a secondary obligation that supports the payment or performance of an account, chattel paper, a document, a general intangible, an instrument, or investment property.

“Trade Secret Licenses”: any and all written or oral agreements granting any right in or to Trade Secrets (whether a Grantor is a licensee or licensor thereunder).

“Trade Secrets”: all trade secrets, as recognized under applicable local Law, whether or not reduced to a writing or other tangible form, now or hereafter in force, owned or used in, or contemplated at any time for use in, the business of any Grantor, including with respect to any and all of the foregoing: (i) all documents and things embodying, incorporating, or referring in any way thereto, (ii) all rights to sue for past, present and future infringement thereof, (iii) all claims, damages, and proceeds of suit arising therefrom, and (iv) all payments and royalties and rights to payments and royalties arising out of the sale, lease, license, assignment or other dispositions thereof.

“Trademark License”: any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 6.

“Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the Canadian Intellectual Property Office or in any similar office or agency of Canada, any province thereof, any other country or any political subdivision thereof or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 6, and (ii) the right to obtain all renewals thereof.

“U.S. Grantors”: the grantors under the Second Lien Collateral Agreement dated as of the date hereof, 2013 (as the same may be amended, restated, supplemented and/or otherwise modified from time to time), by and among U.S. Bank National Association, as collateral agent, and the grantors from time to time party thereto.

1.2 Other Definitional Provisions.

(a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2. [RESERVED]

SECTION 3. GRANT OF SECURITY INTEREST

3.1 Grant of Security Interest in Collateral. Subject to the terms of the Intercreditor Agreement, each Grantor hereby assigns and transfers to the Collateral Agent, and hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, all present and after-acquired property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations, including without limitation, the following:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Contracts;

(d) all Deposit Accounts;

(e) all Documents of Title;

(f) all Equipment;

(g) all Financial Assets;

(h) all Goods;

(i) all Intangibles;

(j) all Instruments;

(k) all Intellectual Property;

(l) all Inventory;

(m) all Investment Property;

(n) all Money;

(o) all books and records pertaining to the Collateral; and

(p) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing; provided, however, that notwithstanding any of the other provisions set forth in this Section 3, this Agreement shall not constitute a grant of a security interest in and of the following (the “Excluded Property”): (i) any consumer goods, (ii) any property to the extent that such grant of a security interest is prohibited by any Requirement of Law, requires a consent not obtained of any Governmental Authority pursuant to any such Requirement of Law or is prohibited by, or constitutes a breach or default under, or results in the creation of a right of termination of (other than with respect to any such right held by the Company or a Guarantor) or requires any consent not obtained under, any contract, license, agreement, instrument, lease, purchase money security interest or other document evidencing or giving rise to such property or, in the case of any Investment Property, Pledged Stock or Pledged Note, any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the applicable terms in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable Law; (iii) any property to the extent that such property constitutes “Collateral” under and as defined in the Fox River Security Agreement; (iv) any leasehold interests in real property and fee interests in real property with a fair market value of less than $1,500,000; (v) motor vehicles and any other assets subject to certificates of title; (vi) any governmental licenses or state or provincial or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby; (vii) any Permitted Unperfected Account; (viii) any Intercompany Note made in favour of any Grantor by an Special Purpose Receivables Subsidiary with respect to the purchase price of Receivables from such Grantor in connection with a Permitted Receivables Financing; (ix) any Receivables Assets related to (including, without limitation, by being sold, pledged or financed pursuant to) a Permitted Receivables Financing; and (x) any other assets to the extent that the First Lien Collateral Agent shall reasonably agree that the cost of obtaining a security interest therein or perfection of a security interest thereof (including any material adverse tax consequences resulting therefrom) outweighs the benefit of the security interest to be afforded thereby; provided, however, that (x) Excluded Property shall not include proceeds, products, substitutions or replacements of Excluded Property and (y) any Excluded Property that at any time fails to satisfy the above criteria (whether as a result of the applicable Grantor obtaining any necessary consent, any change in any rule of Law, statute or regulation, or otherwise) shall no longer constitute Excluded Property for purposes hereof and shall automatically constitute a portion of the Collateral subject to the grant of security contained herein.

3.2 Exception to Last Day. The security interest granted hereby shall not extend or apply to, and Collateral shall not include, the last day of the term of any lease or agreement therefor, but upon enforcement of the security interest, each Grantor shall stand possessed of such last day in trust or assign the same to any person acquiring such term.

3.3 Attachment. Each Grantor acknowledges that (i) value has been given, (ii) it has rights in the Collateral, (iii) it has not agreed to postpone the time for attachment of the Lien granted hereunder, and (iv) it has received a copy of this Agreement.

INTERCREDITOR AGREEMENT GOVERNS. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES WITH RESPECT TO ANY COLLATERAL HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, PRIOR TO THE DISCHARGE OF FIRST-LIEN OBLIGATIONS, UNLESS OTHERWISE INDICATED HEREIN, THE REQUIREMENTS OF THIS AGREEMENT TO DELIVER PLEDGED COLLATERAL AND ANY CERTIFICATES, INSTRUMENTS OR DOCUMENTS IN RELATION THERETO TO THE COLLATERAL AGENT OR ANY OBLIGATION WITH RESPECT TO THE DELIVERY, TRANSFER, CONTROL, NOTATION OR PROVISION OF VOTING RIGHTS WITH RESPECT TO ANY COLLATERAL SHALL BE DEEMED SATISFIED BY THE DELIVERY, TRANSFER, CONTROL, NOTATION OR PROVISION IN FAVOR OF THE FIRST LIEN AGENT (AS SUCH TERM IS DEFINED IN THE INTERCREDITOR AGREEMENT) AS BAILEE FOR THE COLLATERAL AGENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

SECTION 4. REPRESENTATIONS AND WARRANTIES

Each Grantor hereby represents and warrants that:

4.1 Reserved.

4.2 Title; No Other Liens. Except for the security interest granted to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Indenture, such Grantor owns its Collateral in all material respects free and clear of any and all Liens or claims of others. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by a Grantor. For purposes of this Agreement and the other Note Documents, such licensing activity shall not constitute a “Lien” or a “claim” on such Intellectual Property. Each of the Collateral Agent, each Holder and each other Secured Party understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Collateral Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

4.3 Perfected Second Priority Liens. Subject to the terms of the Intercreditor Agreement, the security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (including obtaining “control” (within the meaning of the STA) of Securities Accounts (other than Permitted Unperfected Accounts) and Investment Property will constitute valid perfected security interests (to the extent perfection of security interests therein may be perfected by filing of a financing statement under the PPSA and/or filings with the Canadian Intellectual Property Office or Canadian Industrial Design Office, as applicable, possession by the Collateral Agent of the respective Investment Property or “control” of Securities Accounts) in all of the Collateral in favour of the Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor, other than purchasers in the ordinary course of business, and other than purchasers under transactions permitted under the Indenture, and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens granted under the Security Documents, Liens permitted by the Indenture and other Liens which have priority over the Liens granted hereunder on the Collateral by operation of law.

4.4 Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4.

4.5 Inventory and Equipment. On the date hereof, all of the Grantors’ Inventory and Equipment is kept at the locations listed on Schedule 5, except with respect to (i) Inventory and Equipment in transit to or from a location listed on Schedule 5, (ii) locations inside the United States and Canada where the value of such Inventory (other than consigned Inventory, which is the subject of clause (iii) below) and Equipment does not exceed in the aggregate for the Grantors and all other Guarantors (including U.S. Grantors) combined (x) $250,000 at any one such location, and (y) $1,000,000 at all such locations, (iii) locations inside the United States and Canada where the value of Inventory on consignment for the Grantors and all other Guarantors (including U.S. Grantors) combined does not exceed (x) $300,000 at any one such location and (y) $2,000,000 at all such locations, and (iv) locations in a jurisdiction outside the United States and Canada (or any constituent jurisdiction thereof), provided that the value of all such Inventory and Equipment located in such jurisdictions does not exceed $8,500,000.

4.6 [Reserved.]

4.7 Investment Property.

(a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor.

(b) On the date hereof, all the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.

(c) Each of the Pledged Notes issued by a Grantor constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(d) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens in favour of, or claims of, any other Person, except the security interest created by this Agreement, the other Note Documents and the First Lien Documents and as otherwise would not violate the applicable requirements of the Indenture.

4.8 Receivables.

(a) Except to the extent that such amounts so payable to Grantors and the other Guarantors (including U.S. Grantors) combined do not exceed $50,000 in aggregate, no amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper that has not been delivered to the Collateral Agent.

(b) As of the date hereof, not more than ten percent (10%) of the Receivables have a Governmental Authority as an obligor.

4.9 Intellectual Property.

(a) Schedule 6 lists all registered and applied for Patents, Trademarks and Copyrights in Canada and the United States that are owned by such Grantor in its own name and material to such Grantor’s business on the date hereof. To each Grantor’s knowledge, as of the date hereof, all Intellectual Property owned by such Grantor and set forth on Schedule 6 is valid, in full force and effect, subsisting, unexpired and enforceable, and has not been abandoned. To each Grantor’s knowledge, the business of such Grantor and the use of any Intellectual Property in connection therewith, does not infringe, misappropriate, dilute or violate the intellectual property rights of any third Person. There are no pending or, to such Grantor’s knowledge, threatened claims of infringement, misappropriation, dilution or violation by Grantor of any third Person’s intellectual property rights, and none of the Grantors is aware of any facts or circumstances that such Grantor reasonably believes are likely to form the basis for any such claim, and such Grantor has not received written notice of any such claim.

(b) Except as set forth in Schedule 6, on the date hereof none of the material Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

SECTION 5. COVENANTS.

Each Grantor covenants and agrees with the Collateral Agent and the Secured Parties that, from and after the date of this Agreement until the Obligations shall have been paid in full in cash (other than contingent or indemnification obligations for which no claim has been made):

5.1 [Reserved].

5.2 Delivery of Instruments, Certificated Securities and Chattel Paper. Except to the extent that such amounts so payable to Grantors and the other Guarantors (including U.S. Grantors) combined do not exceed $250,000 in aggregate, if any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be promptly delivered to the Collateral Agent, duly endorsed in a manner reasonably satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement.

5.3 Maintenance of Insurance.

(a) Such Grantor will maintain, with financially sound and reputable companies, insurance policies, in accordance with the terms of the Credit Agreement (as in existence on the date hereof), (i) insuring the Inventory and Equipment against loss by fire, explosion, theft and such other casualties in accordance with the terms of the Credit Agreement (as in existence on the date hereof), and (ii) insuring such Grantor against liability for personal injury and property damage relating to such Inventory and Equipment.

(b) All such insurance shall (i) provide for not less than 30 days’ prior notice to the Collateral Agent of termination, lapse or cancellation of such insurance (to the extent such provision is obtainable using commercially reasonably efforts) and (ii) name the Collateral Agent as an additional insured and/or loss payee, as applicable (it being understood that such Grantor shall provide to the Collateral Agent promptly (but in any event within 45 days after the date hereof) the certificate of insurance naming the Collateral Agent as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Grantors that constitutes Collateral).

5.4 Maintenance of Perfected Security Interest; Further Documentation.

(a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest (but only to the extent that such security interest can be perfected by the filing of a financing statement under the PPSA (or other similar Laws) or obtaining “control” (within the meaning of the STA) of Deposit Accounts (other than Permitted Unperfected Accounts) or Investment Property) having at least the priority described in Section 4.3 and shall defend such security interest against the claims and demands of all Persons whomsoever (other than Persons with prior Liens permitted under clause (b) of Section 4.3), subject to the rights of such Grantor under the Note Documents to dispose of the Collateral.

(b) Such Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the reasonable written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and shall record or cause to be recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing statements or financing change statements under the PPSA (or other similar Laws) in effect in any jurisdiction with respect to the security interests created hereby, (ii) in the case of Investment Property and Securities Accounts (other than Permitted Unperfected Accounts) and any other relevant Collateral, taking any actions necessary to enable the Collateral Agent to obtain “control” (within the meaning of the STA) with respect thereto and (iii) in the case of Intellectual Property, filings to the Canadian Intellectual Property Office or Canadian Industrial Design Office, as applicable, or other similar authority.

5.5 Changes in Locations, Name, etc. Such Grantor will not, except upon 15 days’ prior written notice to the Collateral Agent and delivery to the Collateral Agent of all additional financing statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein:

(i) change its jurisdiction of organization from that referred to in Section 4.4; or

(ii) change its name.

5.6 Notices. Such Grantor will advise the Collateral Agent promptly, in reasonable detail, of the occurrence of any event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

5.7 Investment Property.

(a) Subject to the terms of the Intercreditor Agreement, if such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Collateral Agent, the Holders and the other Secured Parties, hold the same in trust for such Persons and deliver the same forthwith to the Collateral Agent in the exact form received, duly endorsed by such Grantor to the Collateral Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Obligations. If an Event of Default has occurred and is continuing, any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of, or as a distribution of capital by, any Issuer shall be paid over to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any property (if an Event of Default has occurred and is continuing) or any Investment Property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favour of the Collateral Agent, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor (when otherwise required to be paid or delivered over to the Collateral Agent as set forth above), such Grantor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Collateral Agent, the Holders and the other Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

(b) Without the prior written consent of the Collateral Agent, such Grantor will not (i) if an Event of Default has occurred and is continuing, vote to enable, or take any other action to permit, any Issuer to issue any Capital Stock of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Capital Stock of any nature of any Issuer, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction permitted by the Indenture), (iii) create, incur or permit to exist any Lien or option in favour of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or otherwise permitted in the Indenture or (iv) enter into any agreement or undertaking, other than as permitted under the Indenture, restricting the right or ability of such Grantor or the Collateral Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof.

(c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) the terms of Section 6.3(c) shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) with respect to the Investment Property issued by it.

5.8 Receivables. Subject to the terms of the Intercreditor Agreement,

(a) other than in the ordinary course of business, such Grantor will not, with respect to any material portion of the Receivables, (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could materially adversely affect the value thereof;

(b) such Grantor will deliver to the Collateral Agent a copy of each material demand, notice or document received by it that challenges the validity or enforceability of more than five percent (5%) of the aggregate amount of the then outstanding Receivables;

(c) if, as of any fiscal quarter end occurring after the Issue Date, the Grantors determine that more than ten percent (10%) of Receivables (in the aggregate for all Grantors) have a Governmental Authority as an obligor, then the Grantors shall so notify the Collateral Agent (such notice to be given substantially concurrently with the delivery of the quarterly reports required pursuant to the Indenture) and as may be reasonably necessary to comply with any applicable assignment of claims Laws and other comparable Laws; and

(d) this Section 5.8 shall not apply to any Receivables sold or financed pursuant to a Permitted Receivables Financing.

5.9 Intellectual Property.

(a) Except as would not have a material adverse effect on the aggregate value of the Collateral, such Grantor will (i) continue to use each Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for nonuse, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any new mark which is confusingly similar or a colorable imitation of such Trademark unless the Collateral Agent, for the ratable benefit of the Collateral Agent, the Holders and the other Secured Parties, shall obtain a perfected security interest in such new mark pursuant to this Agreement, and (v) not do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

(b) Except as would not have a material adverse effect on the aggregate value of the Collateral, such Grantor will not do any act, or omit to do any act, whereby any Patent may become forfeited, abandoned or dedicated to the public.

(c) Except as would not have a material adverse effect on the aggregate value of the Collateral, such Grantor will not do any act or knowingly omit to do any act whereby any Copyright may become invalidated or otherwise impaired. Such Grantor will not do any act whereby any Copyright may fall into the public domain, to the extent such Copyright is material to the aggregate value of the Collateral.

(d) Except as would not have a material adverse effect on the aggregate value of the Collateral, such Grantor will not do any act that knowingly uses any Intellectual Property to infringe the intellectual property rights of any other Person.

(e) Such Grantor will promptly notify the Collateral Agent and the Secured Parties if it knows, or has reason to know, that any application or registration relating to any Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any cancellation or invalidation proceeding in the Canadian Intellectual Property Office, the Canadian Industrial Design Office or any court or tribunal in any country, but specifically excluding any official actions or search reports issued by any intellectual property office around the world during the normal course of prosecution of any applications for Intellectual Property) regarding such Grantor’s ownership of, or the validity of, any Intellectual Property or such Grantor’s right to register the same or to own and maintain the same, in each case to the extent such Intellectual Property is material to the aggregate value of the Collateral.

(f) Whenever such Grantor, either by itself or through the Collateral Agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the Canadian Intellectual Property Office, the Canadian Industrial Design Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Collateral Agent in accordance with Section 6.02(a)(iii)(y) of the Credit Agreement. Upon reasonable request of the Collateral Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as may be necessary to evidence the Collateral Agent’s security interest in any Copyright, Patent or Trademark and the goodwill and intangibles of such Grantor relating thereto or represented thereby.

(g) Except as otherwise determined in the exercise of such Grantor’s reasonable business judgment, Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the Canadian Intellectual Property Office, the Canadian Industrial Design Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability, in each case to the extent such Intellectual Property is material to the aggregate value of the Collateral.

(h) In the event that any Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) notify the Collateral Agent after it learns thereof, in each case to the extent such Intellectual Property is material to the aggregate value of the Collateral.

(i) Subject to the terms of the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, each Grantor shall use its best efforts to obtain all requisite consents or approvals from the licensor of each Copyright License, Patent License, Trade Secret License or Trademark License to effect the assignment or sublicense of all of such Grantor’s right, title and interest thereunder to the Collateral Agent or its designee for the benefit of the Secured Parties in accordance with this Agreement or the Indenture.

(j) For the avoidance of doubt, and subject to the terms of the Intercreditor Agreement, at no time shall any Grantor be required to take any steps to perfect the Collateral Agent’s security interest in any Intellectual Property in any jurisdiction outside of the United States or Canada unless and until the Collateral Agent shall have requested such Grantor to do so in writing.

5.10 [Reserved].

5.11 Cash Management Systems. Each Grantor shall enter into a deposit account control agreement or a securities account control agreement (or amend the existing deposit account control agreement or the securities account control agreement), as applicable, in respect of each Deposit Account and Securities Account (other than Permitted Unperfected Accounts) in substantially similar form as the deposit account control agreement or the securities account control agreement entered into with the First Lien Collateral Agent; provided, that (x) prior to Discharge of First Lien Obligations, such Grantor shall only be required to use commercially reasonable efforts to comply with the foregoing obligation in this Section 5.11 and (y) upon and following Discharge of First Lien Obligations (and to the extent that no deposit account control agreement or securities account control agreement is already in place in respect of the Collateral Agent), such Grantor shall promptly (but in any event within 30 days following thereof) enter into a new deposit account control agreement or securities account control agreement in substantially similar form as the existing deposit account control agreement or the securities account control agreement (or amend such existing deposit account control agreement or the securities account control agreement) with such modifications as are reasonably required by the relevant financial institution thereof to ensure that the Second Lien Collateral Agent has “control” over such Deposit Account and Securities Account, to the extent available under Ontario law.

5.12 Overriding Provisions with respect to Collateral. . Overriding Provisions with respect to Collateral. Notwithstanding anything to the contrary contained above in this Section 5 or elsewhere in this Agreement or any other Note Document, to the extent the provisions of this Agreement (or any other Note Documents) require (including any representation or warranty to the extent that it would have the effect of requiring) the delivery of, or control over, Collateral to be granted to the Collateral Agent at any time prior to the Discharge of First Lien Obligations, then delivery of such Collateral (or control with respect thereto) shall instead be granted to the First Lien Collateral Agent, as provided by the terms of the Intercreditor Agreement, to be held in accordance with the Intercreditor Agreement and such provision shall be deemed to have been satisfied (or, in the case of any such representation and warranty, shall be deemed to be true). Furthermore, at all times prior to the Discharge of First Lien Obligations, the Collateral Agent is authorized by the parties hereto to effect transfers of Collateral at any time in its possession (and any “control” or similar agreements with respect to Collateral) to the First Lien Collateral Agent in accordance with the terms of the Intercreditor Agreement.

SECTION 6. REMEDIAL PROVISIONS

6.1 Certain Matters Relating to Receivables.

(a) If an Event of Default shall have occurred and be continuing, (x) the Collateral Agent shall have the right to make test verifications of the Receivables in any reasonable manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Agent may require in connection with such test verifications and (y) upon the Collateral Agent’s reasonable request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b) Subject to the terms of the Intercreditor Agreement, the Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Receivables and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. Subject to the terms of the Intercreditor Agreement, if required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business

Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Secured Parties segregated from other funds of such Grantor.

(c) Subject to the terms of the Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, at the Collateral Agent’s reasonable request, (i) each Grantor shall deliver to the Collateral Agent all original (to the extent such Grantor has original copies) and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original (to the extent such Grantor has original copies) orders, invoices and shipping receipts and (ii) at the reasonable request of the Collateral Agent the applicable Grantor shall use its commercially reasonable efforts to take such steps as may be necessary to comply with any applicable assignment of claims Laws and other comparable Laws. Notwithstanding anything to the contrary in this Agreement, no Grantor will be required to disclose any document, information or other matter that (i) constitutes nonfinancial trade secrets or non-financial proprietary information with respect to any account debtors related to any Receivables, (ii) in respect of which disclosure to the Collateral Agent or any other Secured Party (or their respective representatives or contractors) is prohibited by Law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

6.2 Communications with Obligors; Grantors Remain Liable.

(a) The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables and parties to the Contracts to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Receivables or Contracts.

(b) Subject to the terms of the Intercreditor Agreement, upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables and parties to the Contracts that the Receivables and the Contracts have been assigned to the Collateral Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables and Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent, any Holder or any other Secured Party of any payment relating thereto, nor shall the Collateral Agent, any Holder or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3 Pledged Stock.

(a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which would materially impair the Collateral in a manner not expressly permitted by the Indenture, this Agreement or any other Note Document or which would be inconsistent with or result in any violation of any provision of the Intercreditor Agreement, the Indenture, this Agreement or any other Note Document.

(b) Subject to the terms of the Intercreditor Agreement, if an Event of Default shall occur and be continuing and the Collateral Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in the order set forth in Section 6.5, and (ii) any or all of the Investment Property shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter, during the continuance of such Event of Default, exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability (except liabilities resulting from the gross negligence or willful misconduct of the Collateral Agent (as determined by a court of competent jurisdiction in a final, non-appealable judgment)) except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Subject to the terms of the Intercreditor Agreement, each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Collateral Agent.

6.4 Proceeds to be Turned Over to Collateral Agent. In addition to the rights of the Collateral Agent and the other Secured Parties specified in Section 6.1 with respect to payments of Receivables, subject to the terms of the Intercreditor Agreement, if an Event of Default shall occur and be continuing, upon receipt by such Grantor of notice from the Collateral Agent, all Proceeds received by any Grantor consisting of cash, cheques and other similar near-cash items shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, upon the request of the Collateral Agent, be turned over to the Collateral Agent forthwith upon receipt by such Grantor in the exact form received by such Grantor (duly endorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent, the Holders and the other Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5 Application of Proceeds. Subject to the terms of the Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, (but the Obligations shall not have been accelerated pursuant to Section 6.02 of the Indenture, the Collateral Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the Note Guarantee, in payment of the Obligations in the order set forth in Section 6.10 of the Indenture.

6.6 Other Remedies.

(a) PPSA Remedies. Subject to the terms of the Intercreditor Agreement, if an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the PPSA or any other applicable Law. Without limiting the generality of the foregoing, and subject to the terms of the Intercreditor Agreement, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by Law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, have assigned to it, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, license, sublicense, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Subject to the terms of the Intercreditor Agreement, and upon written demand from the Collateral Agent, each Grantor shall grant, assign, convey or otherwise transfer to the Collateral Agent an absolute assignment of all of such Grantor’s right, title and interest in and to the Intellectual Property and shall execute and deliver to the Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement. The Collateral Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by Law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released to the extent permitted by Law. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent, the Holders and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in the order set forth in Section 6.5 hereof, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of Law need the Collateral Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable Law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Agent, any Holder or any other Secured Party arising out of the exercise by them of any rights hereunder, except for gross negligence, bad faith or willful misconduct on the part of any such Person. If any notice of a proposed sale or other disposition of Collateral shall be required by Law, such notice shall be deemed reasonable and proper if given at least 20 days before such sale or other disposition.

(b) Appointment of Receiver. Subject to the terms of the Intercreditor Agreement, upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may appoint or reappoint by instrument in writing, any Person or Persons, whether an officer or officers or an employee or employees of the Collateral Agent or not, to be an interim receiver, receiver or receivers (hereinafter called a “Receiver,” which term when used herein shall include a receiver and manager) of Collateral (including any interest, income or profits therefrom) and may remove any Receiver so appointed and appoint another in his/her/its stead. Any such Receiver shall, so far as concerns responsibility for his/her/its acts, be deemed the agent of the applicable Grantor and not the Collateral Agent or any other Secured Party, and none of the Collateral Agent or any other Secured Party shall be in any way responsible for any misconduct, negligence or nonfeasance on the part of any such Receiver or his/her/its servants, agents or employees. Subject to the provisions of the instrument appointing him/her/it and the provisions of applicable law, any such Receiver, subject to the terms of the Intercreditor Agreement, shall have power to take possession of Collateral, to preserve Collateral or its value, to carry on or concur in carrying on all or any part of the business of the applicable Grantor and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of Collateral. Subject to the terms of the Intercreditor Agreement, to facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including the applicable Grantor, enter upon, use and occupy all premises owned or occupied by the applicable Grantor wherein Collateral may be situated, maintain Collateral upon such premises, borrow money on a secured or unsecured basis and use Collateral directly in carrying on the applicable Grantor’s business or as security for loans or advances to enable the Receiver to carry on the applicable Grantor’s business or otherwise, as such Receiver shall, in its discretion, determine. Subject to the terms of the Intercreditor Agreement and except as may be otherwise directed by the Agent, all Money received from time to time by such Receiver in carrying out his/her/its appointment shall be received in trust for and be paid over to the Collateral Agent. Every such Receiver may, in the discretion of the Collateral Agent, be vested with all or any of the rights and powers of the Collateral Agent.

(i) The Collateral Agent may, either directly or through its agents or nominees, exercise any or all of the powers and rights given to a Receiver by virtue of this Section 6.6(b).

6.7 Private Sales.

(a) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Laws, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favourable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Laws, even if such Issuer would agree to do so.

(b) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Collateral Agent, the Holders and each of the other Secured Parties, that the Collateral Agent, the Holders and each of the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives, to the extent permitted by applicable Law, and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Indenture.

6.8 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable fees and disbursements of any attorneys employed by the Collateral Agent or any Secured Party to collect such deficiency.

6.9 Intellectual Property License. Subject to the terms of the Intercreditor Agreement, the Grantors hereby grant the Collateral Agent a non-exclusive, transferable, sublicensable, worldwide license and right, effective solely during an Event of Default, to the maximum extent permitted by applicable Law and to the extent of the Grantors’ interest therein, exercisable without payment of royalty or other compensation, under and to any and all of the Intellectual Property now or hereafter owned by, licensed to, or otherwise used by the Grantors to purchase, use, market, repossess, possess, store, assemble, manufacture, process, sell, transfer, distribute, lease, license and otherwise exploit and dispose of any asset included in the Collateral to the extent the Collateral Agent takes possession of such in accordance with the terms and conditions of this Agreement and the Indenture. For the avoidance of doubt, in the event that any such Event of Default is cured in accordance with the terms and conditions of this Agreement and the Indenture, the foregoing license shall automatically be suspended.

SECTION 7. THE COLLATERAL AGENT

7.1 Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any cheques, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s and the other Secured Parties’ security interest in such Intellectual Property and the goodwill and intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 6.6, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; and (7) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1 to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1 unless an Event of Default shall have occurred and be continuing and subject to the terms of the Intercreditor Agreement.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The reasonable and out-of-pocket expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest payable on past due Notes under the Indenture, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2 Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under the PPSA, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. None of the Collateral Agent, the Trustee, any Holder, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent, the Trustee and the other Secured Parties hereunder are solely to protect the Collateral Agent’s, the Holders’ and each other Secured Party’s interests in the Collateral and shall not impose any duty upon any of such Persons to exercise any such powers. The Collateral Agent, the Holders and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct. The Grantors and each Secured Party, by acceptance of the benefits hereof, agrees that references to the Trustee in Article VII of the Indenture shall be understood to include the Collateral Agent when acting under this Agreement and the other Security Documents, and that said Article is hereby incorporated herein in its entirety mutatis mutandis.

7.3 Filing of Financing Statements. Pursuant to any applicable Law, each Grantor authorizes the Collateral Agent (or its designees) to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Collateral Agent determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. Each Grantor authorizes the Collateral Agent to use the collateral description “all personal property” or similar language containing an equally effective description in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Collateral Agent (or its designees) of any financing statement with respect to the Collateral made prior to the date hereof.

7.4 Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Indenture and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

7.5 Collateral Agent. . Notwithstanding anything to the contrary herein, the following provisions shall govern the Collateral Agent’s rights, powers, obligations and duties under this Agreement:

(a) Each of the Holders and the Trustee pursuant to Section 13.03 of the Indenture has designated and appointed U.S. Bank National Association to act as Collateral Agent under this Agreement and the other Note Documents to which it is a party, and has authorized the Collateral Agent to take such actions on its behalf under the provisions of this Agreement and such other Note Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and such other Note Documents. Notwithstanding any provision to the contrary elsewhere in this Agreement or any other Note Documents the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement or such other Note Documents or any fiduciary relationship with any parties to the First-Lien Documents or Note Documents, and no implied covenants, functions or responsibilities shall be read into this Agreement or otherwise exist against Collateral Agent.

(b) In no event shall the Collateral Agent have any obligation to inquire or investigate as to the correctness, veracity, or content of any instruction received from any other Note Documents. In no event shall the Collateral Agent have any liability in respect of any such instruction received by it and relied on with respect to any action or omission taken pursuant thereto.

(c) With respect to the Collateral Agent’s duties under this Agreement or any of the Note Documents, the Collateral Agent may act through its attorneys, accountants, experts and such other professionals as the Collateral Agent deems necessary, advisable or appropriate and shall not be responsible for the misconduct or negligence of any attorney, accountant, expert or other such professional appointed with due care.

(d) Neither the Collateral Agent nor any of its experts, officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it under or in connection with this Agreement or any of the Note Documents (except for its gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction), or (ii) responsible in any manner for any recitals, statements, representations or warranties (other than its own recitals, statements, representations or warranties) made in this Agreement or any of the other Note Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Agreement or any of the Note Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any of the Note Documents or for any failure of the Grantors or any other Person to perform their obligations hereunder and thereunder. The Collateral Agent shall not be under any obligation to any Person to ascertain or to inquire as to (i) the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Note Documents or to inspect the properties, books or records of the Grantors, (ii) whether or not any representation or warranty made by any Person in connection with this Agreement or any Note Documents is true, (iii) the performance by any Person of its obligations under this Agreement or any of the Note Documents or (iv) the breach of or default by any Person of its obligations under this Agreement or any of the Note Documents.

(e) The Collateral Agent shall not be bound to (i) account to any Person for any sum or the profit element of any sum received for its own account; (ii) disclose to any other Person any information relating to the Person if such disclosure would, or might, constitute a breach of any law or regulation or be otherwise actionable at the suit of any Person; (iii) be under any fiduciary duties or obligations other than those for which express provision is made in this Agreement or in any of the other Note Documents to which it is a party; or (iv) be required to take any action that it reasonably believes, based on advice of counsel, is in conflict with any applicable law, this Agreement or any of the other Note Documents, or any order of any court or administrative agency;

(f) The Collateral Agent shall be authorized to but shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or monitoring or maintaining the perfection of any security interest in the Collateral. It is expressly agreed, to the maximum extent permitted by applicable law, that the Collateral Agent shall have no responsibility for (i) taking any necessary steps to preserve rights against any Person with respect to any Collateral or (ii) taking any action to protect against any diminution in value of the Collateral, but, in each case (A) subject to the requirement that the Collateral Agent may not act or omit to take any action if such act or omission would constitute gross negligence or willful misconduct and (B) the Collateral Agent may do so and all expenses reasonably incurred in connection therewith shall be part of the Obligations.

(g) The Collateral Agent shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith, except to the extent of the Collateral Agent’s gross negligence or willful misconduct.

(h) The Collateral Agent shall not be responsible for, nor incur any liability with respect to, (i) the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the security interest in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part under this Agreement or any of the other Note Documents, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Collateral Agent (as determined by a final non-appealable judgment of a court of competent jurisdiction), (ii) the validity or sufficiency of the Collateral or any agreement or assignment contained therein, (iii) the validity of the title of the Grantors to the Collateral, (iv) insuring the Collateral or (v) the payment of taxes, charges or assessments upon the Collateral or otherwise as to the maintenance of the Collateral.

(i) Notwithstanding anything in this Agreement or any of the Note Documents to the contrary, (i) in no event shall the Collateral Agent or any officer, director, employee, representative or agent of the Collateral Agent be liable under or in connection with this Agreement or any of the Note Documents for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits or loss of opportunity, whether or not foreseeable, even if the Collateral Agent has been advised of the possibility thereof and regardless of the form of action in which such damages are sought; and (ii) the Collateral Agent shall be afforded all of the rights, powers, immunities and indemnities set forth in this Agreement in all of the other Note Documents to which it is a signatory as if such rights, powers, immunities and indemnities were specifically set out in each such Note Documents. In no event shall the Collateral Agent be obligated to invest any amounts received by it hereunder.

(j) The Collateral Agent shall be entitled conclusively to rely, and shall be fully protected in relying, upon any note, writing, resolution, request, direction, certificate, notice, consent, affidavit, letter, cablegram, telegram, telecopy, email, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and/or upon advice and/or statements of legal counsel, independent accountants and other experts selected by the Collateral Agent and need not investigate any fact or matter stated in any such document. Any such statement of legal counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder in accordance therewith. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any of the other Note Documents (i) if such action would, in the reasonable opinion of the Collateral Agent (which may be based on the opinion of legal counsel), be contrary to applicable law or any of the Note Documents, (ii) if such action is not provided for in this Agreement or any of the other Note Documents, (iii) if, in connection with the taking of any such action hereunder or under any of the Note Documents that would constitute an exercise of remedies hereunder or under any of the Note Documents it shall not first be indemnified to its satisfaction by the Holders against any and all risk of nonpayment, liability and expense that may be incurred by it, its agents or its counsel by reason of taking or continuing to take any such action, or (iv) if notwithstanding anything to the contrary contained in this Agreement, in connection with the taking of any such action that would constitute a payment due under any agreement or document, it shall not first have received from the Holders or the Grantors funds equal to the amount payable. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any of the other Note Documents in accordance with a request of the requisite percentage of Holders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the other Holders and the Trustee.

(k) The Collateral Agent shall not be deemed to have actual, constructive, direct or indirect knowledge or notice of the occurrence of any Default unless and until the Collateral Agent has received a written notice or a certificate from the Grantors stating that a Default has occurred. The Collateral Agent shall have no obligation whatsoever either prior to or after receiving such notice or certificate to inquire whether a Default has in fact occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any notice or certificate so furnished to it. No provision of this Agreement, the Intercreditor Agreement or any of the Note Documents shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under this Agreement, any of the other Note Documents or the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability including an advance of moneys necessary to perform work or to take the action requested is not reasonably assured to it, the Collateral Agent may decline to act unless it receives indemnity satisfactory; to it in its sole discretion, including an advance of moneys necessary to take the action requested. The Collateral Agent shall be under no obligation or duty to take any action under this Agreement or any of the other Note Documents or otherwise if taking such action (i) would subject the Collateral Agent to a tax in any jurisdiction where it is not then subject to a tax or (ii) would require the Collateral Agent to qualify to do business in any jurisdiction where it is not then so qualified.

(l) Any corporation into which the Collateral Agent may be merged, or with which it may he consolidated, or any corporation resulting from any merger or consolidation to which the Collateral Agent shall be a party, shall become a Collateral Agent under this Agreement without the execution or filing of any paper or any further act on the part of the parties hereto except for written notice to the other parties hereto.

(m) The Collateral Agent may resign as Collateral Agent at any time upon written notice to the Holders, Trustee and the Grantors and may be removed at any time with or without cause by the Holders constituting at least the majority of the principal amount of the Notes outstanding (the “Requisite Holders”), with any such resignation or removal to become effective only upon the appointment of a successor Collateral Agent under this Section. If the Collateral Agent shall provide notice of its resignation or be removed as Collateral Agent, then the Requisite Holders shall (and if no such successor shall have been appointed within 45 days of the Second Priority Collateral Agent’s resignation or removal, the Collateral Agent may) appoint a successor Collateral Agent which successor agent shall, in the case of any appointment by the Collateral Agent, be reasonably acceptable to the Requisite Holders, and the former Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent (except that the resigning Collateral Agent shall deliver all Collateral then in its possession to the successor Collateral Agent and shall execute and deliver to the successor Collateral Agent such instruments of assignment and transfer and other similar documents as such successor Collateral Agent shall deem necessary or advisable (at the joint and several expense of the Grantors)). After any retiring Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent. In the event that a successor Collateral Agent is not appointed within the time period specified in this Section following the provision of a notice of resignation or removal of the Collateral Agent, the Collateral Agent or any other Secured Party may petition a court of competent jurisdiction for the appointment of a successor Collateral Agent (at the joint and several expense of the Grantors).

SECTION 8. MISCELLANEOUS

8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Article IX of the Indenture.

8.2 Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 12.02 of the Indenture; provided that any such notice, request or demand to or upon any Grantor shall be addressed to such Grantor at its notice address set forth on Schedule 1.

8.3 No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent, any Holder or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by Law.

8.4 Enforcement Expenses; Indemnification.

(a) Each Grantor agrees to pay or reimburse each of the Secured Parties for all reasonable invoiced, out-of-pocket costs and expenses (including the reasonable fees, charges and disbursements of counsel) incurred in collecting against such Grantor under the Note Guarantee or otherwise enforcing or preserving any rights under this Agreement and the other Note Documents to which such Grantor is a party.

(b) Each Grantor agrees to pay, and to hold each of the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Grantor agrees to pay, and to hold each of the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and each of the other Note Documents.

(d) Subject to the terms of the Intercreditor Agreement, any amounts received by the Secured Parties as a consequence of the exercise of the Collateral Agent’s rights provided for herein, including in respect of an Event of Default shall be applied pursuant to the terms of this Agreement. Where applicable, such amounts will be converted into U.S. Dollars at the reasonable market rates in force on the day of such conversion and then remitted (minus any commission or other amounts charged in connection with such conversion, if applicable) to the Collateral Agent for the benefit of the Secured Parties or directly to the Secured Parties, provided that if such conversion or remittance is not legally permitted or possible for any reason outside the Collateral Agent’s control at the time, such amounts may, at the sole discretion of each of the Secured Parties, and if so permitted under applicable law and regulations, be received in Canadian Dollars by each of the Secured Parties.

(e) The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Indenture and the other Note Documents.

8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Collateral Agent, the Holders and each of the other Secured Parties, and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.

8.6 Set-Off. Each Grantor hereby irrevocably authorizes each Secured Party at any time after the Notes and other amounts payable under the Indenture shall have become due and payable pursuant to Article VIII of the Indenture, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to such Secured Party hereunder and claims of every nature and description of such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Indenture, any other Note Document or otherwise, as such Secured Party may elect, whether or not the Collateral Agent, any Holder or any other Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Secured Party shall notify such Grantor promptly of any such set-off and the application made by such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section 8.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Secured Party may have.

8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10 Integration. This Agreement and the other Note Documents represent the agreement of the Grantors, the Collateral Agent, the Holders and each of the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent, any Holder or any other Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Note Documents.

8.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

8.12 Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Note Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the Province of Ontario;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13 Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Note Documents to which it is a party;

(b) no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Note Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent, Holders and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Note Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

8.14 Additional Grantors. Each Subsidiary of Holdings that is required to become a party to this Agreement pursuant to Section 4.20 of the Indenture shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

8.15 Releases.

(a) At such time as the Obligations shall have been paid in full in cash, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination and to authorize the filing by Grantors of any necessary PPSA financing change statements evidencing the termination of the Liens so released or other terminations or releases.

(b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Indenture and the Intercreditor Agreement, then the security interests in such Collateral shall be automatically released without further action by any party and the Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. For the avoidance of doubt, the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Company (at the Company’s expense) to evidence the release of any Liens created by any Note Document in respect of Collateral constituting Receivables Assets in connection with any Permitted Receivables Financing. At the request and sole expense of the Company, a Grantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Grantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Indenture and the Intercreditor Agreement; provided that the Company shall have delivered to the Collateral Agent a certification by the Company (in the form of an officer`s certificate) stating that such transaction is in compliance with the Indenture and the other Note Documents and at the request of the Collateral Agent and at the sole expense of the Company, a legal opinion in form and substance reasonably acceptable to the Collateral Agent.

8.16 WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.17 Amalgamation. Each Grantor acknowledges and agrees that, in the event it amalgamates with any other corporation or corporations, it is the intention of the parties hereto that the term “Grantor,” when used herein, shall apply to each of the amalgamating corporations and to the amalgamated corporation, such that the security interest granted hereby:

(a) Shall extend to the Collateral owned by each of the amalgamating corporations and the amalgamated corporation at the time of amalgamation and to any Collateral thereafter owned or acquired by the amalgamated corporation, and

(b) Shall secure all Obligations of each of the amalgamating corporations and the amalgamated corporation to Collateral Agent and Secured Parties thereafter arising. The security interest shall attach to all Collateral owned by each corporation amalgamating with any debtor and by the amalgamated company, at the time of the amalgamation, and shall attach to all Collateral thereafter owned or acquired by the amalgamated corporation when such becomes owned or is acquired.

8.18 Judgment Currency.

(a) Each of the Grantors’ obligations hereunder, and the obligations of the Secured Parties under the other Note Documents, to make payments in Dollars (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Secured Parties of the full amount of the Obligation Currency expressed to be payable to the Secured Parties under this Agreement or the other Note Documents. If, for the purpose of obtaining or enforcing judgment against any Grantor or any other Secured Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Dollar Equivalent thereof, determined as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”). For the purposes of this Section 8.18, “Dollar Equivalent” means, as to any amount denominated in a currency other than Dollars as of any date of determination, the amount of Dollars that would be required to purchase the amount of such other currency based upon the customary rate used by the Collateral Agent for commercial loans administered by it or at such other rate as may have been agreed in writing between the Company and Collateral Agent.

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Grantor covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

8.19 Interest Act (Canada).

For purposes of disclosure pursuant to the Interest Act (Canada), for the purposes of this Agreement and the other Note Documents, whenever interest to be paid hereunder is to be calculated on the basis of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or such other number of days in such period, as the case may be.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

APPVION CANADA, LTD.,

By:	/s/ Jeffery J. Fletcher
Name:	Jeffery J. Fletcher
Title:	Treasurer

[SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT (CANADA)]

Accepted and agreed to as of the date first above written.

U.S. BANK NATIONAL ASSOCIATON, As Collateral Agent

By:	/s/ Steven F. Posto
Name:	Steven F. Posto
Title:	Vice President

[SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT (CANADA)]

Annex I

to

Second Lien Collateral Agreement (Canada)

ASSUMPTION AGREEMENT, dated as of                    , 20                    , made by                    , a [corporation] (the “Additional Grantor”), in favour of U.S. Bank National Association, as Collateral Agent (in such capacity, the “Collateral Agent”) for the holders of the notes under the Indenture referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Indenture or the Collateral Agreement referred to below.

W I T N E S S E T H:

WHEREAS, Appvion, Inc., a Delaware corporation (the “Company”), Paperweight Development Corp., a Wisconsin corporation (“Holdings”) and the other guarantors thereunder, and the Collateral Agent, have entered into an Indenture, dated as of November 19, 2013 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Indenture”);

WHEREAS, in connection with the Indenture, certain of the Company’s Subsidiaries (other than the Additional Grantor) have entered into the Second Lien Collateral Agreement (Canada), dated as of November 19, 2013 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Collateral Agreement”) in favour of the Collateral Agent for the benefit of the Secured Parties;

WHEREAS, the Indenture requires the Additional Grantor to become a party to the Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Collateral Agreement, hereby becomes a party to the Collateral Agreement as a Grantor thereunder and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules [•] to the Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

2

SCHEDULE 1

NOTICES

GRANTOR:

Appvion Canada, Ltd.

c/o Appvion, Inc.

825 E. Wisconsin Avenue

Appleton, WI 54912-0353

Attention: Jeffrey J. Fletcher

Telephone: 920-991-8452

Telecopies: 920-991-8852

Electronic Mail: jfletcher@appvion.com

Website Address: www.appvion.com

U.S. Taxpayer Identification Number: 36-2556469

COLLATERAL AGENT:

General Address:

Steven F. Posto, Vice President

U.S. Bank Global Corporate Trust Services

1555 North RiverCenter Drive Suite 203

Milwaukee, WI 53212

Phone: (414) 905-5635

Fax: (414) 905-5049

Email: steven.posto@usbank.com

Notice Address:

U.S. Bank Global Corporate Trust Services

1555 North RiverCenter Drive Suite 203

Milwaukee, WI 53212

Attn: Corporate Trust Services - Appvion, Inc.

SCHEDULE 2

Pledged Notes

None.

Pledged Stock

None.

SCHEDULE 3

Perfection of Liens

PPSA Filing

Grantor	Filing Jurisdiction of Organization	Corporation No.
Appvion Canada, Ltd.	Ontario	041268-6

SCHEDULE 4

Jurisdiction of Organization

Name of Loan Party	Jurisdiction of Organization	Chief Executive Office	Federal Tax ID No.
Appvion Canada, Ltd.	Canada	550 Braidwood Avenue Peterborough, Ontario K9J 6Z2 Canada	100236892 2446981 (Ontario)

SCHEDULE 5

Location of Collateral

Party	Location	Address
Appvion Canada, Ltd.	Distribution Center	550 Braidwood Avenue Peterborough, Ontario Canada

SCHEDULE 6

Intellectual Property

None.

SCHEDULE 7

Accounts

Deposit Accounts

Financial Institution	Name on Account	Account Type	Account Number	Value in Account	Date of Value
Royal Bank of Canada	Appleton Papers Canada Ltd. (In process to change to Appvion Canada, Ltd.)	CAD Checking	06021-1006915	$1,311,636.14 CAD	11/14/13
Royal Bank of Canada	Appleton Papers Canada Ltd. (In process to change to Appvion Canada, Ltd.)	USD Depository	06021-4001301	$24,190.18	11/14/13
Royal Bank of Canada	Appleton Papers Canada Ltd. (In process to change to Appvion Canada, Ltd.)	CAD Funding - Checking	06021-1007319	$0	11/14/13

Securities Accounts

None.